FOR IMMEDIATE RELEASE	CONTACT:
Friday, October 7, 2011	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group to Sell EquiTrust Life Insurance Company
to Guggenheim Partners, LLC

Capital Management Actions Announced Including
Senior Notes Redemption and Stock Repurchase

West Des Moines, Iowa, October 7, 2011 - FBL Financial Group, Inc. (NYSE: FFG) today announced it has agreed to sell its subsidiary, EquiTrust Life Insurance Company, to controlled affiliates of Guggenheim Partners, LLC for a preliminary purchase price of $440 million in an all-cash transaction. EquiTrust Life sells fixed and indexed annuities and life insurance nationally through independent agents and marketing organizations. Guggenheim Partners, LLC is a diversified financial services firm with more than $125 billion in assets under management. In addition, FBL Financial Group is announcing several capital management actions including redemption of $175 million of public senior notes, redemption of $50 million of affiliate senior notes and a stock repurchase authorization of $200 million.

“The divestiture of EquiTrust Life will allow FBL Financial Group to increase focus on its very attractive Farm Bureau market, while reducing risk and increasing financial flexibility,” said James E. Hohmann, Chief Executive Officer of FBL Financial Group. “Over the past 10-plus years, EquiTrust Life has grown into a significant presence in the independent distribution annuity marketplace making it attractive to potential acquirers who are looking to pursue that line of business. For FBL Financial Group, this presented an opportunity to narrow its strategic focus to its Farm Bureau niche.”

“Over the past few years, we have executed several financial and business initiatives to strengthen our financial foundation and grow our business and profits. This transaction builds upon that work from a strategic perspective,” Hohmann added.

This transaction is subject to regulatory approval and other customary closing conditions, and the purchase price will be subject to closing and post-closing net worth adjustments. The transaction is currently expected to close on or about December 30, 2011. Bank of America Merrill Lynch is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to FBL Financial Group.

“In conjunction with the consummation of this transaction, FBL Financial Group plans to take several actions to utilize excess capital, including redeeming $175 million of public debt, redeeming $50 million of affiliate debt and repurchasing stock pursuant to a $200 million stock repurchase authorization,” Hohmann stated. “These capital management actions demonstrate FBL Financial Group's commitment to generating shareholder value while at the same time narrowing its strategic focus.”

Senior Notes Redemption. A portion of the sale proceeds will be used to redeem FBL Financial Group's $175 million of public debt, comprised of $75 million of 5.85% Senior Notes due 2014 and $100 million of 5.875% Senior Notes due 2017, in accordance with the terms of the notes. These notes are expected to be redeemed on or about January 30, 2012, assuming a year-end 2011 closing, at the make-whole redemption price. The aggregate redemption price to redeem both series of notes is currently estimated to be approximately $207 million based on recent U.S. treasury yields. The actual aggregate redemption price may be materially different as the calculations depend on the applicable U.S. treasury yields on the third business day before the redemption date.

Additionally, in conjunction with the consummation of the EquiTrust Life transaction, $50 million of FBL Financial Group's $100 million 6.10% Senior Notes due 2015, held solely by affiliates, will be redeemed on or about the closing date from affiliate Farm Bureau Property & Casualty Insurance Company. Following this redemption, it is expected that $50 million of 6.10% Senior Notes due 2015, will remain with $25 million held by Farm Bureau Property & Casualty and, subject to receipt of a waiver of the mandatory redemption provision in these notes, $25 million held by an investment affiliate of Iowa Farm Bureau Federation, FBL's majority shareholder. Farm Bureau Property & Casualty has waived the mandatory redemption provision with respect to $25 million of these notes that would be triggered by the consummation of the EquiTrust Life transaction.

Stock Repurchase. The Board of Directors has approved a plan to repurchase up to $200 million of Class A common stock beginning after FBL Financial Group's third quarter earnings announcement in November. The repurchase plan authorizes FBL Financial Group to make repurchases in the open market or through privately negotiated transactions, with the timing and terms of the purchases to be determined by management based on market conditions. Completion of the program is dependent on market conditions and other factors. There is no guarantee as to the exact timing of any repurchases or the number of shares, if any, that FBL Financial Group will repurchase. The share repurchase program may be modified or terminated by FBL Financial Group at any time without prior notice.

Conference Call. FBL Financial Group will host a conference call for management to discuss the transaction and capital management actions with analysts and professional investors today at 11:00 a.m. Eastern Time. Analysts and professional investors may access the call by dialing (877) 280-7291. An audio replay will also be available via telephone through October 14, 2011 by calling (855) 859-2056 or (404) 537-3406 and inputting code 17006171 when prompted. The public may access a live webcast of the call on FBL Financial Group's website at www.fblfinancial.com. A transcript of the prepared comments from the call, as well as an audio replay, will be available shortly after the call on FBL Financial Group's website.

Anticipated Financial Impact. Using GAAP book value of the acquired EquiTrust Life business as of the initial valuation date of March 31, 2011, this transaction is expected to result in a preliminary after-tax loss of approximately $69 million, or $2.21 per share. In addition, financial results will also be impacted by the notes redemption make-whole premium. FBL Financial Group sees this as the cost of strategically de-risking, refocusing and increasing financial flexibility. The purchase price will be adjusted based on the final accounting valuation of EquiTrust Life as of closing to reflect statutory gains earned since March 31, 2011. Following this transaction, FBL Financial Group's financial results are expected to more closely align with those of its primary operating subsidiary, Farm Bureau Life Insurance Company, resulting in additional earnings stability.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” “plans,” “may” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. The parties to the EquiTrust Life transaction may be unable to complete the transaction because, among other reasons, conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied or waived, and the outcome of any legal proceedings to the extent initiated against FBL Financial Group following the announcement of the transaction cannot be predicted. In addition, there can be no prediction of the outcome of any capital management actions on FBL Financial Group's financial and operating results and FBL Financial Group reserves the right to modify or terminate any of the capital management actions at any time without prior notice. You should not place undue reliance upon any forward-looking statements. Except to the extent required by applicable law, FBL Financial Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any websites referenced in this release are not incorporated by reference into this release.

Contacts:
Investor Inquiries:                 Media Inquiries:
Kathleen Till Stange                Nancy Doll
Phone: 515-226-6780                Phone: 515-226-6215
Kathleen.TillStange@FBLFinancial.com    Nancy.Doll@FBLFinancial.com